Exhibit 7

Pritchett, Siler & Hardy [letterhead]

June 6,  2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Alpine Air Express, Inc. pertaining to non-reliance on previously filed financial statements included under Item 4.02 of Form 8-K to be filed on or about June 6, 2007 and agree with such statements.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.